Exhibit 4.5.26

SHARES ACCOUNT PLEDGE AGREEMENT

(ACTE DE NANTISSEMENT DE COMPTE D’INSTRUMENTS FINANCIERS)

DATED 21 DECEMBER, 2005

BETWEEN

EQUIPOLE

as Pledgor

BNP PARIBAS

as Security Agent

EQUIPOLE FINANCE SERVICES

as Account Holder

BNP PARIBAS

as Bank Account Holder

THE BENEFICIARIES

INDEX

1.	Definitions And Interpretation	4

2.	Security Agent	7

3.	Pledge	8

4.	Preservation Of Security	10

5.	Representations And Warranties	10

6.	Undertakings	11

7.	Liability To Perform	12

8.	Enforcement	12

9.	Application Of Proceeds	13

10.	Covenant To Release	13

11.	Expenses, Indemnities And Taxes	14

12.	Changes To Parties	14

13.	Severability	15

14.	Notices	15

15.	French Language	15

16.	Governing Law And Jurisdiction	15

17.	Duration	16

18.	Waivers, Remedies Cumulative	16

SCHEDULES

SCHEDULE 1.	DETAILS OF THE SHARES AND THE PLEDGED ACCOUNTS

SCHEDULE 2.	FORM OF STATEMENT OF PLEDGE

SCHEDULE 3.	FORM OF CONFIRMATION OF PLEDGE

SCHEDULE 4.	FORM OF BANK ACCOUNT HOLDER ACKNOWLEDGEMENT LETTER

SCHEDULE 5.	THE BENEFICIARIES

THIS AGREEMENT IS MADE BY AND BETWEEN:

1.             EQUIPOLE

a société anonyme incorporated under the laws of France, having a share capital of 54.962.390 €, whose registered office is situated at 1 rue Eugene Hanaff 78190 Trappes, registered with the Registre du Commerce et des Sociétés de Versailles under the number 377 839 667, represented by a duly authorized signatory for the purpose of this Agreement, as Pledgor;

2.             EQUIPOLE FINANCE SERVICES

a société par actions simplifiée incorporated under the laws of France, having a share capital of 80.038.400 €, whose registered office is situated at Aéroport Beauvais-Tillé, 60000 Tillé, registered with the Registre du Commerce et des Sociétés de Beauvais under the number 444 593 263, represented by a duly authorized signatory for the purpose of this Agreement, as Account Holder;

3.             BNP PARIBAS

a société anonyme incorporated under the laws of France and authorised as a credit institution, having a share capital of 1.676.495.744 €, whose registered office is situated at 24, boulevard des Italiens, registered with the Registre du Commerce et des Sociétés de Paris under the number 662 042 449, as Bank Account Holder.

4.             BNP PARIBAS

a société anonyme incorporated under the laws of France and authorised as a credit institution, having a share capital of 1.676.495.744 €, whose registered office is located at 4, boulevard des Italiens, registered with the Registre du Commerce et des Sociétés de Paris under the number 662 042 449, as Security Agent; and

5.             THE BENEFICIARIES

as listed in Schedule 5 attached hereto, represented by the Security Agent for the purpose of this Agreement.

WHEREAS:

(A)          Pursuant to a senior bridge facilities agreement dated 21 December 2005 (the “Senior Bridge Facilities Agreement”) entered into by, among others, Hertz International, Ltd, the Original Borrowers and the Original Guarantors, on the one hand, and BNP Paribas as Mandated Lead Arranger, Joint Bookrunner, Facility Agent, Security Agent and Global Coordinator, The Royal Bank of Scotland plc as Mandated Lead Arranger and Joint Bookrunner, Calyon as Co-Arranger and Joint Bookrunner and the financial institutions listed in schedule 1 thereto as Banks, on the other hand, the Banks have agreed to make available to the Borrowers certain senior bridge facilities.

(B)          Pursuant to the Senior Bridge Facilities Agreement and as a condition precedent to the Banks making the aforementioned facilities available, the Pledgor is required to grant to the Beneficiaries a pledge over the Pledged Account (nantissement de compte d’instruments financiers) upon the terms and conditions of this Agreement.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement, terms not otherwise defined herein shall have the meaning ascribed to them in the Senior Bridge Facilities Agreement, and the following terms have the following meanings:

“Account Holder” means EQUIPOLE FINANCE SERVICES in its capacity as holder (teneur de compte) of the Financial Instruments Account opened in the name of the Pledgor in its own books.

“Agreement” means this pledge of the Pledged Account together with the Schedules attached hereto, as may be supplemented or amended from time to time.

“Bank Account” means the bank account (compte bancaire spécial) opened in the name of the Pledgor in the books of the Bank Account Holder in accordance with Article L.431-4 of the French Monetary and Financial Code (Code monétaire et financier) (as modified by the ordonnance no. 2005-171 dated 24 February 2005).

“Bank Account Holder” means BNP PARIBAS in its capacity as holder (teneur de compte) of the Bank Account opened in the name of the Pledgor in its own books.

“Beneficiaries” means the Security Agent on behalf of the Finance Parties under the Senior Bridge Facilities Agreement and individually any one of them, and their respective successors and assigns in their capacities as beneficiaries of the Pledge pursuant to clause 36 of the Senior Bridge Facilities Agreement. It is hereby expressly agreed that for the purpose of this Agreement (including in case of enforcement of the

Pledge), the Beneficiaries shall be duly represented by the Security Agent which is appointed by each of the Beneficiaries as its agent for the purpose hereof.

“Business Day” means a day (other than a Saturday or a Sunday) (a) on which banks generally are open for business in London and in Paris and in the jurisdiction of organisation of the Coordinator and the principal financial centre of the country of each Designated Currency other than Euro and (b) which is a TARGET Day.

“Discharge Date” means the date on which all the Secured Liabilities have been irrevocably and unconditionally discharged in full, or the Pledge has otherwise been released pursuant to Clause 10.

“Enforcement Event” means the occurrence of an Event of Default which is continuing unremedied and unwaived and has resulted in the delivery of a notice of acceleration or cancellation pursuant to clause 23.16 of the Senior Bridge Facilities Agreement.

“Event of Default” means an event specified as such in clause 23 of the Senior Bridge Facilities Agreement.

“Finance Documents” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Finance Parties” has the meaning ascribed to such term in clause 1.1 of the senior Bridge Facilities Agreement.

“Financial Instruments Account” means the financial instruments account (“compte d’instruments financiers”) within the meaning of Article L. 431-4 of the French Monetary and Financial Code (Code monétaire et financier) (as modified by the ordonnance no. 2005-171 dated 24 February 2005) opened in the name of the Pledgor in the books of the Account Holder, as set out in Schedule 1.

“Intercreditor Deed” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Pledge” means the pledge (nantissement) created over the Pledged Account (compte d’instruments financiers nanti) by virtue of this Agreement, as security for the Secured Liabilities.

“Pledged Account” means the Bank Account and the Financial Instruments Account.

“Pledgor” means EQUIPOLE, as designated hereabove.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of Equipole Finance Services to the Beneficiaries (or any one of them) in its capacity as Borrower and Guarantor (in such capacity, within the limits of clause 24.9 of the Senior Bridge Facilities Agreement) under the Finance Documents (or any one of them).

“Security Agent” means BNP Paribas as designated hereabove, or any bank or financial institution which may become Security Agent pursuant to clause 34 of the Senior Bridge Facilities Agreement and in both cases their respective successors and assigns.

“Security Period” means the period beginning on the date hereof and ending on the Discharge Date.

“Shareholder Interest” means, in respect of the Pledgor and at any time until the expiry of the Security Period, any and all of the Shares of the Account Holder held by the Pledgor together with, in relation to the Shares, all dividends, interest and other distributions thereon (fruits et produits) and all shares, other shareholder interest (instruments financiers), other securities (valeurs mobilières) (and the dividends, interest and other distributions (fruits et produits) thereon), rights, moneys or property, whether present or future, actual or contingent, from time to time credited to the relevant Pledged Account in accordance with the terms hereof and Article L. 431-4 of the French Monetary and Financial Code (Code monétaire et financier) (as modified by the ordonnance no. 2005-171 dated 24 February 2005), provided that the dividends paid in cash (dividendes en numéraire), interest and other distributions thereon (fruits et produits) relating to the Shares or other above mentioned shareholder interest (instruments financiers) shall only be credited to the Bank Account upon the occurrence of an Enforcement Event in accordance with Clause 8.1.

“Shares” means, until the Discharge Date, all the shares held at any time by the Pledgor in the issued share capital of EQUIPOLE FINANCE SERVICES.

1.2          Interpretation

(a)           In this Agreement, unless stated to the contrary or the context requires otherwise,:

(i)            a reference in this Agreement (including its preamble and its Schedules) to a Clause or a Schedule is a reference to a clause or a schedule to this Agreement and a reference to this Agreement shall include its preamble and schedules;

(ii)           words importing the plural shall include the singular and vice versa;

(iii)          a reference to the time of day shall refer to Paris time, unless otherwise indicated;

(iv)          a reference to a person shall include its successors, transferees and assignees;

(v)           words appearing in this Agreement in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(vi)          a reference to an entity acting as Bank includes a reference to this entity acting also as a C Ancillary Bank, as the case may be;

(vii)         an agreement or document includes a reference to that agreement or document as varied, novated, supplemented or replaced from time to time;

(viii)        references to any statutory provision or legislative enactment shall be deemed to also refer to any re-enactment, modification or replacement and to any statutory instrument, order or regulation made thereunder or under any such re-enactment.

(b)           The index and the headings in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

(c)           This Agreement is entered into subject to the terms and conditions of the Intercreditor Deed. In the event of any inconsistency between this Agreement and the Intercreditor Deed, the terms of the Intercreditor Deed shall prevail. In the event of any inconsistency between this Agreement and the Senior Bridge Facilities Agreement, the terms of the Senior Bridge Facilities Agreement shall prevail. For the purposes of interpretation of this Agreement, in the event of any inconsistency between the Intercreditor Deed and the Senior Bridge Facilities Agreement, the terms of the Intercreditor Deed shall prevail.

(d)           Nothing in this Agreement should be deemed to restrict the right of the Pledgor to take any action or to abstain from taking any action which is otherwise permitted under the Senior Bridge Facilities Agreement and the Intercreditor Deed.

1.3          Certificates

A certificate from the Beneficiaries setting forth the amount of any Secured Liability due to the Beneficiaries by the Pledgor pursuant to the Finance Documents shall be prima facie evidence of such amount against the Pledgor in the absence of manifest error.

2.             SECURITY AGENT

The Pledgor hereby agrees that the Security Agent shall be the agent (mandataire) of the Beneficiaries for the purposes of this Agreement, acting in such capacity in its name on behalf of the Beneficiaries.

3.             PLEDGE

3.1          Pledged Account

As security for the full repayment, discharge and performance of the Secured Liabilities, the Pledgor irrevocably pledges to the Beneficiaries the Pledged Account to the credit of which its Shareholder Interest has been credited, pursuant to Article L. 431-4 of the French Monetary and Financial Code (Code monétaire et financier) (as modified by the ordonnance no. 2005-171 dated 24 February 2005) until the Discharge Date.

3.2          Registration of the Pledge

Immediately upon signature of this Agreement and in relation to the Pledged Account, the Pledgor shall execute in the French language a statement of pledge related to such Pledged Account (the “Statement of Pledge”) in the form of Schedule 2, transmit an executed copy of the Statement of Pledge of the Pledged Accounts to the Account Holder of the Financial Instruments Account and to the Bank Account Holder of the Bank Account and request :

(i)            the Account Holder (who accepts and undertakes to comply with) to (i) record in its shareholder register (“registre de mouvements de titres”), that such Financial Instruments Account is pledged in favour of the Beneficiaries by virtue of this Statement of Pledge and (ii) issue on the same date a certificate of confirmation of pledge related to the Pledged Account (the “Confirmation of Pledge”) in the form of Schedule 3; and

(ii)           the Bank Account Holder (who accepts and undertakes to comply with) to (a) record that the Bank Account is pledged in favour of the Beneficiaries by virtue of this Statement of Pledge and (b) issue on the same date a certificate of confirmation of pledge related to such Bank Account (the “Bank Account Holder Acknowledgement Letter” and together with the Confirmation of Pledge, the “Confirmations of Pledge”) in the form of Schedule 4.

3.3          Shareholder Interest

(a)           Without prejudice to Clause 3.1 and subject to the provisions of Clause 8:

(i)            any shareholder interest (instrument financier) for any reason whatsoever substituted for, or added to, the Shareholder Interest of the Pledgor, together with any and all distributions, interest and proceeds (fruits et produits) resulting therefrom in accordance with Article L. 431-4 of the French Monetary and Financial Code (Code monétaire et financier) (as modified by the ordonnance no. 2005-171 dated 24 February 2005), and

(ii)           more generally, any shares or other shareholder interests (instruments financiers) attributed to, and any additional shares or other shareholder interests (instruments financiers) acquired by, the Pledgor and constituting ownership interests in the Account Holder or any legal entity resulting from the transformation or merger of the Account Holder or any similar operation shall automatically be deemed the Shareholder Interest of the Pledgor for the purposes of this Agreement and shall, subject to Clause 3.5, be promptly credited to the Pledged Account, without any such operation constituting in any manner a novation of the rights and security granted to the Beneficiaries hereunder and the Pledgor shall sign and instruct the Account Holder to sign all documents and take all action necessary to confirm the same in favour of the Beneficiaries.

(b)           The Pledgor shall not be entitled to replace or substitute all or part of its Shareholder Interest without the prior written consent of the Beneficiaries in each instance.

3.4          Surety in Rem (Caution Réelle)

The Pledgor hereby represents and warrants to each Beneficiary that it has full knowledge of the obligations of Equipole Finance Services as Obligor under the Senior Bridge Facilities Agreement and of the Secured Liabilities and that it will act hereunder as surety in rem (caution réelle) for Equipole Finance Services. To any extent applicable herein, the Pledgor confirms that its undertaking as surety in rem (caution réelle) under this Agreement is joint and several (solidaire) and the Pledgor hereby waives its “bénéfices de discussion et de division” in accordance with Articles 2021 et seq. and 2026 et seq. of the French Civil Code (Code Civil) and to the fullest extent provided by law, any other defences that may otherwise be available to the Pledgor.

3.5          Income and Proceeds

In accordance with Article L.431-4 of the French Monetary and Financial Code (Code monétaire et financier) (as modified by the ordonnance no. 2005-171 dated 24 February 2005), any dividends paid in cash (dividendes en numéraire) interest and other distributions thereon (fruits et produits) relating to the Shareholder Interest registered in the Financial Instruments Account shall be recorded on the Bank Account. For the avoidance of doubt, the parties hereto acknowledge that subject to Clause 8.1, the Pledgor shall be free to apply and use at its discretion any such amounts, and such amounts shall only be credited to the Bank Account when, and if, required under Clause 8.1. The Bank Account shall be deemed to be an integral part of the Financial Instruments Account as from the date of execution of the Statement of Pledge. The Pledgor may request from the Bank Account Holder a certificate of pledge comprising the inventory of all sums standing to the credit of the Bank Account as at the date of delivery of such certificate.

3.6          Instructions

The Pledgor hereby instructs the Account Holder to pay all dividends paid in cash (dividendes en numéraire) interest and other distributions thereon (fruits et produits) relating to the Shareholder Interest on the Bank Account.

4.             PRESERVATION OF SECURITY

4.1          Continuing security

The security (nantissement) constituted by the Pledge herein created shall continue until the Discharge Date.

4.2          Additional security

This Pledge is in addition to and is not in any way prejudiced by any other security now or hereafter held by the Beneficiaries in respect of the Secured Liabilities.

4.3          Security transfer

In the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by any Beneficiary under each and any of the Finance Documents to which such Beneficiary is a party, such Beneficiary hereby expressly maintains, which the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor, in accordance with the terms of Article 1278 of the (French) Civil Code (Code Civil) so that the Pledge herein created will secure, until the Discharge Date, the Secured Liabilities to the rateable benefit of such successor, without further formalities.

5.             REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties

The Pledgor hereby represents and warrants to the Beneficiaries and the Security Agent that, except as expressly stated herein or in the Finance Documents, that :

(a)           this Agreement is valid, binding and enforceable against it and any of its assets pledged hereunder in accordance with the terms hereof;

(b)           the entry into and performance by it of, and the transactions contemplated by, this Agreement, each Statement of Pledge and the Pledge created over the Pledged Account, do not and will not conflict with its constitutional documents and the constitutional documents of the Account Holder;

(c)           it has valid title and is the sole absolute legal owner of its Shareholder Interest and its Pledged Accounts and all of its Shares and its Shareholder Interest have been validly issued and fully paid, and are not subject to any option to purchase or similar rights;

(d)           its Pledged Accounts and its Shareholder Interest are not subject to any Encumbrance, and there are no similar restrictions which may affect the rights of the Beneficiaries under this Agreement and the Pledge created over its Pledged Accounts.

5.2          Time for making representations and warranties

The representation and warranties set out in Clause 5.1 are made on the date hereof and are deemed to be repeated on the same days as the Repeated Representations are repeated under the Senior Bridge Facilities Agreement, in each case by reference to the facts and circumstances then existing.

6.             UNDERTAKINGS

6.1          Duration

The undertakings in this Clause 6 shall remain in force throughout the Security Period.

6.2          No Disposal – No Encumbrance

Until the Discharge Date, the Pledgor will not dispose of, or, encumber the Pledged Account and any Shareholder Interest credited on the Pledged Account otherwise than pursuant to, or as permitted under this Agreement or the Senior Bridge Facilities Agreement.

6.3          Management of Pledged Account

Except as otherwise provided for in, or permitted by, the Senior Bridge Facilities Agreement or any Finance Document:

(a)           Until the Discharge Date, the Pledgor will request the Account Holder to credit to the Pledged Account any Shareholder Interest attributed to or acquired by it in accordance with Clause 3.3 and subject to Clause 8.1 and will sign all documents and take all action necessary to this effect.

(b)           Without prejudice to Clause 3.5, until the Discharge Date, the Pledgor will not (i) locate or permit to locate the Shareholder Interest received by it from any person for whatever reason in an account other than the Pledged Account, (ii) close or transfer the Pledged Account, except in either case as otherwise provided in, or permitted by, the Senior Bridge Facilities Agreement or any Finance Document nor (iii) appoint a new account holder other than the Account Holder and the Bank Account Holder, except as otherwise provided for in, or permitted by, the Senior Bridge Facilities Agreement or any Finance Document, unless such new account holder has been approved by the Beneficiaries (such approval not to be unreasonably withheld or delayed) and has agreed in writing to be bound by all the terms and conditions of this Agreement, as Account Holder or Bank Account Holder.

6.4          Voting rights

The Pledgor will not exercise the voting rights attached to its Shareholder Interest in a way that would prejudice the ability of the Beneficiaries under this Agreement to enforce the security created over the Pledged Account by virtue of this Agreement.

6.5          Information

Until the Discharge Date, the Pledgor will permit the Security Agent at any time, to request from the Account Holder and the Bank Account Holder that such information, reports and records in respect of the Pledged Account, including a confirmation of pledge shall be furnished as soon as reasonably practicable after demand of the Security Agent and it will sign all documents and take all action reasonably necessary to effect this.

6.6          Shares

The Pledgor shall inform the Security Agent of any change in the form of the Shares promptly upon the occurrence of such change.

7.             LIABILITY TO PERFORM

It is expressly agreed that the Pledgor shall remain liable to observe and perform all of the conditions and obligations assumed by it respectively in respect of its Shareholder Interest and the Pledged Account. Each Beneficiary and the Security Agent shall not have any liability in connection with, or arising out of, this Agreement other than under Clause 10 to the extent that any such liability under such Clause 10 is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Beneficiary’s or the Security Agent’s gross negligence or wilful misconduct, as the case may be. The Beneficiaries and the Security Agent shall not be required in any manner to perform or fulfil any obligation of the Pledgor in respect of its Shareholder Interest and the Pledged Account, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time or times.

8.             ENFORCEMENT

8.1          Upon the occurrence of any Event of Default and for so long as such Event of Default has not been remedied or remains unwaived under the Senior Bridge Facilities Agreement, the Pledgor will cease to be entitled to receive payment of any dividends paid in cash (dividendes en numéraire), interest and other distributions thereon (fruits et produits) in respect of its Shareholder Interest and such dividends, interest and other distributions thereon (received on or after receipt of the relevant notice by the Pledgor) shall be immediately credited in the Bank Account in favour of the Beneficiaries subject to the provisions of the Intercreditor Deed. The Pledgor shall cause the Account Holder to register with the Bank Account any and all dividends, interest and other distributions thereon received or to be received by it in respect of its Shareholder Interest as from the date mentioned above.

8.2          At any time following an Enforcement Event, the Security Agent acting on behalf of the Beneficiaries shall be entitled to (i) exercise all rights, actions and privileges on the Pledged Accounts and/or the Shareholder Interest of the Pledgor as granted by law to a secured creditor, and in particular, (ii) request direct payment of moneys or cash proceeds credited to the Pledged Accounts, subject to the Beneficiaries making request of the same by at least eight days notice sent to the Account Holder, the Bank Account Holder and to the Pledgor by registered letter in accordance with any legal requirements including Article L.431-4 of the French Monetary and Financial Code (Code monétaire et financier) and the Article D 431-1 of the French Monetary and Financial Code (Code monétaire et financier).

9.             APPLICATION OF PROCEEDS

Any moneys received by the Beneficiaries or the Security Agent from the Pledgor or any third party pursuant to this Agreement shall be applied in accordance with the order and priority set forth under the Intercreditor Deed.

10.          COVENANT TO RELEASE

10.1        The Security Agent, acting on behalf of the Beneficiaries, shall, at the request and cost of the Pledgor, release and cancel the Pledge upon the occurrence of any of the following events:

(a)           the Secured Liabilities being entirely and definitively repaid (independently of any intermediate or partial repayments) and all commitments of the Beneficiaries to provide financing under the Senior Bridge Facilities Agreement having been terminated or having expired;

(b)           the Pledgor ceasing to be an Obligor under the Senior Bridge Facilities Agreement; or

(c)           as otherwise permitted by the Intercreditor Deed.

10.2        Upon the occurrence of any of the following events, the Security Agent, acting on behalf of the Beneficiaries, shall, at the request and cost of the Pledgor, release and cancel the Pledge insofar as it relates to the property and assets described below:

(a)           any Permitted Disposal or sale or other dispositions otherwise permitted by the Senior Bridge facilities Agreement of any property or assets that are subject to the Pledge;

(b)           any sale or other disposition of any property or assets that are subject to the Pledge where the Facility Agent or the Security Agent has consented to the sale or disposition pursuant to any Finance Document;

(c)           any sale or any other disposition of any property or assets that are subject to the Pledge pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Senior Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback can take place; or

(d)           the creation of any Permitted Encumbrance as described in paragraph (x) of the definition of Permitted Encumbrances in the Senior Bridge Facilities Agreement,

provided that, to the extent that any sale or other disposition of such property or assets is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, the property or assets shall be automatically released from the Pledge with effect from the day of such sale or other disposition.

10.3        In connection with any release or cancellation described in Clause 10.1 or 10.2, the Security Agent and the other Beneficiaries shall each do all such acts and things, at the Pledgor cost, as are reasonably requested by the Pledgor in order to release and cancel the Pledge.

11.          EXPENSES, INDEMNITIES AND TAXES

The Pledgor shall pay all costs, fees, taxes and other amounts incurred by the Beneficiaries or the Security Agent in connection with the preparation, negotiation, execution, enforcement and preservation of this Agreement and the Statement of Pledge on the same terms as under clause 27 of the Senior Bridge Facilities Agreement.

12.          CHANGES TO PARTIES

All the rights, privileges, powers, discretions and authorities of the Beneficiaries hereunder will benefit their respective successors and permitted assignees and all terms, conditions, representations and warranties and undertakings of the Pledgor hereunder shall oblige its respective successors and assignees in the same manner, it being agreed and understood that:

(a)           the Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement, except as otherwise permitted by the Finance Documents, and

(b)           the Beneficiaries and the Security Agent shall be entitled to assign, transfer, novate or dispose of any of, or any interest in, their rights and/or obligations hereunder to any successor in accordance with the relevant provisions of the Finance Documents.

The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, permitted transferees or permitted assignees of a Beneficiary, without any specific notice, registration or reiteration, in the event of, inter alios, of any sale, merger, demerger, spin-off or assets contribution which a Beneficiary may decide to effect. It is expressly agreed that an asset contribution or a partial merger within the meanings of Articles L. 236-1 et sequitur of the French Commercial Code (Code de Commerce) shall be deemed to be a transfer for the purpose of the present provision.

13.          SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction in respect of the Pledgor and/or the Account Holder, this shall not affect:

(a)           in respect of the Pledgor and/or the Account Holder the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)           in respect of the Pledgor and/or the Account Holder the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing the replacement of such provision with a provision which is legal, valid and enforceable and which is to the extent applicable in accordance with the intents and purposes of this Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

14.          NOTICES

Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each party as specified in clause 42 of the Senior Bridge Facilities Agreement.

All notices, requests or communications to be made and all documents to be delivered to Equipole shall be made and delivered to :

Equipole

Attention : Brigitte Rischard

1, rue Eugène Hénaff – Z.A. du Buisson de la Couldre
78190 Trappes

France

Fax. +33 (0) 1 39 38 35 01

15.          FRENCH LANGUAGE

The Statement of Pledge executed by the Pledgor pursuant to Clause 3.2 shall be made in the French language and accompanied by an English translation. The French language version of the Statement of Pledge shall prevail over any English translation and shall be binding on the Pledgor.

16.          GOVERNING LAW AND JURISDICTION

16.1        Governing law

This Agreement and the Statement of Pledge shall be governed by and construed in accordance with the laws of the Republic of France.

16.2        Jurisdiction

For the benefit of the Beneficiaries, the Pledgor agrees that the courts of France have jurisdiction to settle any disputes in connection with this Agreement and the Statement of Pledge, and accordingly submit to the jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris).

17.          DURATION

The Pledge created pursuant to this Agreement and the obligations of the parties hereunder shall remain in force until the earlier of the following dates: (i) the Discharge Date, or (ii) the date on which the Security Agent shall release the Pledge in accordance with Clause 10.

18.          WAIVERS, REMEDIES CUMULATIVE

18.1        The rights of the Beneficiaries and the Security Agent under this Agreement:

(i)            may be exercised as often as necessary;

(ii)           are cumulative and not exclusive of their rights under the law; and

(iii)          may only be waived in writing and expressly.

18.2        Delay in the exercise or non-exercise of any such rights by a Beneficiary or the Security Agent shall not constitute a waiver of that right.

Made in Paris

On 21 December, 2005

In as many original copies as parties to this Agreement

The Pledgor

EQUIPOLE

By:	/s/ Authorised Signatory
duly authorised for the purpose of this Agreement

The Security Agent

BNP PARIBAS

By:	/s/ Authorised Signatory
duly authorised for the purpose of this Agreement

The Beneficiaries
As represented by the Security Agent

By:	/s/ Authorised Signatory
duly authorised for the purpose of this Agreement

The Account Holder

EQUIPOLE FINANCE SERVICES

By:	/s/ Authorised Signatory
duly authorised for the purpose of this Agreement

The Bank Account Holder

BNP PARIBAS

By:	/s/ Authorised Signatory
duly authorised for the purpose of this Agreement